EXHIBIT 11.2

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Quarter Ended September 28, 2003 and September 29, 2002
(Thousands of Dollars and Shares Except Per Share Data)

	2003		2002
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------
Earnings before cumulative effect
of accounting change	$ 85,815	85,815	55,848	55,848

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	1,540	-	-
	------------	------------	------------	------------
Adjusted earnings before cumulative
effect of accounting change	$ 85,815	87,355	55,848	55,848
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	173,666	173,666	172,755	172,755
Exercise of stock options and warrants:
Actual exercise of options	167	167	3	3
Assumed exercise of options and warrants	-	2,289	-	527
Liabilities potentially settleable in:
common stock	-	5,873	-	-
	------------	------------	------------	------------
Total	173,833	181,995	172,758	173,285
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Per common share:
Earnings before cumulative effect
of accounting change	$ 0.49	0.48	0.32	0.32
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